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                    AMENDMENT TO EXPENSE LIMITATION AGREEMENT

     AMENDMENT TO EXPENSE LIMITATION AGREEMENT (the "Amendment"), effective as of February 12, 2002, by and between William Blair & Company, L.L.C., an Illinois limited liability company (the "Adviser") and William Blair Funds (the "Trust"), on behalf of the William Blair Value Discovery Fund series of the Trust (the "Fund").

     WHEREAS, the Trust and the Adviser have entered into an Expense Limitation Agreement dated September 30, 1999 (the "Expense Limitation Agreement"), and subsequently amended the Expense Limitation Agreement to extend until April 30, 2002; and

     WHEREAS, the Trust and the Adviser desire to extend the Expense Limitation Agreement for another year; and

     WHEREAS, the Trust and the Adviser desire to change the Operating Expense Limit from 1.35% to 1.33% effective as of May 1, 2002;

     NOW THEREFORE, the parties hereto agree that Section 1.2 and Section 2 of the Expense Limitation Agreement are hereby amended and restated to read as follows:

     "1.2 OPERATING EXPENSE LIMIT.

          The Operating Expense Limit in any year with respect to the Fund shall be 1.33% (annualized) of the average daily net assets of the Fund for its Class I shares. For the Fund's Class A, B and C shares, the Operating Expense Limit shall be 1.33% plus any shareholder/distribution service fees under Rule 12b-1 under the 1940 Act and/or shareholder service fees as described in the then current registration statement offering shares of the Fund. For the Fund's Class N shares, the Operating Expense Limit shall be 1.33% plus 0.16% in shareholder/distribution service fees under Rule 12b-1 under the 1940 Act as described in the then current registration statement offering shares of the Fund." and

     "2.  TERM AND TERMINATION OF AGREEMENT.

          The Agreement shall terminate either upon the termination of the Advisory Agreement or on April 30, 2003. The obligation of the Adviser under Section 1 of this Agreement shall survive the termination of the Agreement solely as to expenses and obligations incurred prior to the date of such termination."